New York Mortgage Trust Reports First Quarter 2005 Results

NEW YORK, NY - May 11, 2005 - New York Mortgage Trust, Inc. (NYSE: NTR), a self-advised residential mortgage finance company organized as a real estate investment trust ("REIT"), today reported results for the three months ended March 31, 2005. Highlights included:

  Completed its first loan securitization of $416.7 million in residential mortgage-backed securities;

  Diversified its capital structure through the issuance of $25 million of trust preferred securities;
  Total assets increased to $1.9 billion as of March 31, 2005 from $1.6 billion as of December 31, 2004;
  Record first quarter loan funding volume with growth of over 137% to $672.5 million as compared to $283.5 million for the three months ended March 31, 2004 and relative to an overall industry decline of 4.3% for the quarter as projected by the MBAA;
  Record first quarter loan application volume of $1.18 billion for the three months ended March 31, 2004;
  The net income of the Mortgage Portfolio Management segment of the Company totaled $4.3 million, or $0.24 per share, for the three months ended March 31, 2005;
  The Company had a consolidated net loss of $37,560 for the three months ended March 31, 2005; and
  Paid 2005 first quarter cash dividend of $0.25 per share on April 26, 2005.

First Quarter Financial Highlights

For the quarter ended March 31, 2005, the Company's Mortgage Portfolio Management segment (REIT operations exclusive of its taxable REIT subsidiaries) reported revenues of $14.9 million and net income of $4.3 million, or $0.24 per share. The Company's Mortgage Lending segment (the Company's wholly owned taxable REIT subsidiaries or "TRS") reported revenues of $9.0 million and a net loss of $4.3 million resulting in a consolidated net loss of $37,560 for the three months ended March 31, 2005.

The Mortgage Portfolio Management segment of the Company's REIT operations performed as expected in the current rate environment. The loss in the Company's TRS was primarily due to forgone gains on sale associated with the cost-basis transfer of originated loans to the REIT rather than being sold to third parties for which the Company would have earned additional premium income of over $2.1 million. In addition, the TRS had a one time, non-cash expense of approximately $800,000 related to its sublet of its old headquarters and expenses of approximately $1.4 million related to its assumption of the branches and sales force of GRL. The GRL acquisition played a significant role in the Company's mortgage origination growth in the first quarter of 2005.

"I am pleased to report that we remain on target to achieve a substantially self-originated portfolio by the end of the year. This is based largely on the fact that our annual retail origination volume is expected to reach approximately $3.4 billion this year - more than double our 2004 volume. Moreover, this projection excludes any results we will achieve in our new wholesale division which will be launched in July," Steven Schnall, Chairman and Co-Chief Executive Officer, commented. "Additionally, our mortgage portfolio performed well during the quarter despite a narrowing of net interest spreads by 18 basis points to 1.16%. The Company's Mortgage Portfolio Management segment generated first quarter earnings of $4.3 million. These results are demonstrative of the effectiveness of our interest rate management strategies which are focused on mitigating the impact of a flattening yield curve and continuing premium spread contraction as well as our focus on maintaining minimal credit risk within our self-originated portfolio. During the quarter, we also completed a $416.7 million securitization of high-credit quality, first-lien, ARM and hybrid-ARM mortgages and further diversified our capital structure and financing flexibility with the completion of a $25 million offering of trust preferred securities."

"To support our efforts to increase our market penetration and loan volume growth, we continued to focus on our mortgage origination growth drivers. Consistent with this strategy, during the first quarter we invested significantly in the expansion of our origination network, enhanced our team of resources and invested in our infrastructure and technology. We've also deployed initiatives to significantly expand our wholesale origination business and hired two seasoned executives with proven track records and over 25 years of mortgage banking experience to grow this segment. As a result of all these strategic investments we've incurred atypical expenses within our TRS and our first quarter consolidated results reflect an organization in rapid transition which is positioning itself for significant additional growth. Furthermore, the economic benefits of many of these initiatives, specifically relating to the integration of our mid-November 2004 acquisition of GRL, had yet to be fully realized during the first quarter. Nonetheless, we are on track for 2005 to be an excellent year for New York Mortgage Trust and we're confident that these investments will facilitate long-term loan production growth and provide a positive impact to our earnings."

Michael Wirth, Chief Financial Officer, added, "As previously announced, we expected the atypical upfront costs of our acquisition of GRL to continue into the first quarter of 2005. For the three months ended March 31, 2005, we recognized approximately $1.4 million in non-cash expenses related to GRL, notably the remaining amortization of the pipeline premium we paid and the expensing of a ratable portion of retention bonuses, mostly in the form of performance related restricted stock which have vesting periods of six to 30 months. We have fully integrated the GRL sales force into our organization as demonstrated by our 137% growth in originations from the prior year's first quarter. Looking ahead, as first quarter seasonality typically lowers loan volume, we expect to realize the full benefit of these initiatives by even stronger origination volume in coming quarters. Our infrastructure improvements related to our operating systems and the expansion of our wholesale divisions will further provide growth as well as capacity and will create greater efficiencies and service to our borrowers and, internally, to our staff."

Mr. Wirth continued, "The strategies and related costs we employ today, once fully implemented, will create substantial reduced costs in the future. Our Mortgage Portfolio Management segment continues to be a solid performer from which we primarily base our dividend distribution policy. Although we forgo gain on sale premium income as we originate and retain loans in our investment portfolio, our cost basis of these loans gives us more protection as cost is typically below than the premiums paid for securities by passive investors - allowing for incremental yield and the ability to absorb additional hedging costs to mitigate interest rate risk. Furthermore, as these loans are transferred and booked at cost basis on our balance sheet, the net GAAP book value is understated relative to the fair market value of these assets."

As of March 31, 2005, the Company's total assets were approximately $1.9 billion, including approximately $1.1 billion of residential mortgage-backed securities, $417.4 million of loans collateralizing debt securities, $68.5 million of residential mortgage loans held for securitization, $99.6 million of residential mortgage loans held for sale, $91.3 million due from loan purchasers and $22.4 million of advance fundings for pending loans to be closed. The Company, at March 31, 2005, had $1.7 billion outstanding under its various financing facilities.

A breakdown of the Company's loan originations for the 2005 first quarter follows:

	Number of Loans		Aggregate Principal Balance ($ in millions)	Percentage of Total Principal	Weighted Average Interest Rate		Average Principal Balance	Weighted Average
								LTV	FICO
ARM Fixed-rate	1,313 1,274		$355.3 247.8	52.8% 36.9%	5.61% 6.31%		$270,603 194,541	72.7 71.4	708 719

Subtotal-non-FHA	2,587		$603.1	89.7%	5.90%		$233,145	72.2	712
FHA -ARM FHA - fixed-rate	59 462		$94 60.0	1.4% 8.9%	5.10% 5.85%		$160,093 129,756	93.8 92.2	648 635

Subtotal - FHA	521		$69.4	10.3%	5.75%		$133,191	92.4	637
Total ARM Total fixed-rate	1,372 1,736	$ $	364.7 307.8	54.2% 45.8%	5.60% 6.22%	$ $	265,851 177,299	73.2 75.5	706 703

Total Originationsl	3,108		$672.5	100.0%	5.88%		$216,390	74.3	705

Purchase mortgages Refinancings	1,717 870		$365.8 237.3	54.4% 35.3%	6.03% 5.69%		$213,081 272,743	76.2 66.0	723 696

Subtotal-non-FHA*	2,587		$603.1	89.7%	5.90%		$233,145	72.2	712
FHA - purchase FHA - refinancings	95 426		$15.1 54.3	2.2% 8.1%	5.66% 5.78%		$158,699 127,503	97.2 91.0	672 627

Subtotal - FHA	521		$69.4	10.3%	5.75%		$133,191	92.4	637
Total purchase Total refinancings	1,812 1,296	$ $	380.9 291.6	56.6% 43.4%	6.02% 5.71%	$ $	210,230 225,002	7.0 70.7	721 683

Total Originationsl	3,108		$672.5	100.0%	5.88%		$216,390	74.3	705

*In March 2004 the Company acquired eight origination branches from SIB Mortgage Corp., one of which originates only FHA Streamlined Refinance mortgages with low average balances. All loans from this branch are and will continue to be sold to third party investors.

Investment Activity
At the end of the first quarter, the Company's portfolio of investment securities totaled $1.1 billion and had a weighted average purchase price of 101.18. Approximately 57% of the securities purchased are backed by 3/1 hybrid adjustable rate mortgages, 25% are backed by 5/1 hybrid adjustable rate mortgages and the remaining 18% comprised of short reset floating rate securities. In addition, loans collateralizing debt obligations totaled $417 million and had an average purchase price of 100.97. Approximately 62% have interest rate resets of less than 24 months, 16% with resets less than 36 months and the remaining 22% with resets greater than 36 months. The investment securities and the loans collateralizing debt obligations are financed in part with debt totaling $1.4 billion.

The following table summarizes our residential mortgage-backed securities owned at March 31, 2005, classified by type of issuer or by ratings categories:

	Par Value	Coupon	Carrying Value	Yield
Agency ARMs Non-Agency AAA - rated ARMs Floating Rate CMOs	546,833,685 408,474,733 154,295,367	4.24% 4.68% 3.88%	548,943,790 408,569,557 155,476,448	4.04% 4.39% 3.95%

Total	1,109,603,785	4.35%	1,112,989,795	4.16%

Securitized $419 Million of High-Credit Quality ARM Loans
Marking another significant milestone in the growth of the organization, the Company completed its first loan securitization by issuing $416.7 million of residential mortgage-backed securities backed by high-credit quality, first-lien, adjustable rate mortgages and hybrid adjustable rate mortgages (collectively "ARM" loans) on February 25, 2005, through New York Mortgage Trust 2005-1 (the "Trust").

Quarterly Dividends
The Company declared a cash dividend of $0.25 per share on shares of its common stock for the quarter ended March 31, 2004. The dividend was paid on April 26, 2005, to shareholders of record as of April 6, 2005. The quarterly dividends represent the distribution of the estimated net income of the New York Mortgage Trust, Inc., exclusive of any net income earned by its taxable REIT subsidiary, The New York Mortgage Company, LLC ("NYMC"), for the respective quarters.

Conference Call
On Thursday, May 12, 2005 at 10:00 a.m. Eastern time, New York Mortgage Trust's executive management will host a conference call and audio webcast highlighting the Company's first quarter financial results. The conference call dial-in number is 303-262-2140. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days.

About New York Mortgage Trust
New York Mortgage Trust, Inc. (NYMT) is a real estate investment trust (REIT) focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. The mortgage portfolio is comprised largely of prime adjustable-rate and hybrid mortgage loans and securities, much of which, over time will be originated by NYMT's wholly owned mortgage origination business, The New York Mortgage Company, LLC (NYMC), a taxable REIT subsidiary. The ability to build a portion of its loan portfolio from loans internally originated is a cornerstone of NYMT's strategy.

For Further Information
AT THE COMPANY Michael I. Wirth, Chief Financial Officer Phone: 212-634-2342 Email: mwirth@nymtrust.com	AT FINANCIAL RELATIONS BOARD Joe Calabrese (General) 212-445-8434 Julie Tu (Analysts) 212-445-8456

AT THE COMPANY

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)
	For the Three Months Ended March 31,
	2005	2004
REVENUE:
Gain on sales of mortgage loans	$4,320,500	$3,506,089
Interest income:
Loans held for sale	2,592,890	1,261,069
Investment securities	12,721,738	-
Loans collateralizing debt obligations	1,801,915
Brokered loan fees	2,000,233	2,182,779
Gain on sale of securities	377,083	-
Miscellaneous income	114,052	15,769

Total revenue	23,928,411	6,965,706

EXPENSES:
Salaries, commissions and benefits	7,142,761	2,719,178
Interest expense:
Loans held for sale	1,847,810	608,611
Investment securities and loans	9,764,172	-
Subordinated debentures	77,756	-
Brokered loan expenses	1,519,490	1,284,219
Occupancy and equipment	2,134,634	661,530
Marketing and promotion	1,399,866	484,286
Data processing and communications	517,721	168,043
Office supplies and expenses	572,686	217,871
Professional fees	744,068	253,088
Travel and entertainment	215,457	188,348
Depreciation and amortization	342,892	102,953
Other	376,658	160,075

Total expenses	26,655,971	6,848,202

(LOSS) INCOME BEFORE INCOME TAX BENEFIT	(2,727,560)	117,504
Income tax benefit	2,690,000	-

NET (LOSS) INCOME	$(37,560)	$117,504

Basic and diluted loss per share (1)	$(0.0)	$-

Weighted average shares outstanding-basic and diluted	17,797,375	-

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	March 31, 2005 (unaudited)	December 31, 2004
ASSETS
Cash and cash equivalents	$6,906,403	$7,613,106
Restricted cash	415,335	2,341,712
Investment securities - available for sale	1,112,989,795	1,204,744,714
Due from loan purchasers	91,340,070	79,904,315
Escrow deposits - pending loan closings	22,441,628	16,235,638
Accounts and accrued interest receivable	13,046,687	15,554,201
Mortgage loans held for sale	99,554,363	85,384,927
Mortgage loans collateralizing debt obligations	417,383,398	-
Mortgage loans held for investment	68,462,832	190,153,103
Prepaid and other assets	8,063,281	4,351,869
Derivative assets	10,796,803	3,677,572
Property and equipment, net	4,984,767	4,801,302

TOTAL ASSETS	$1,856,385,362	$1,614,762,459

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Financing arrangements, portfolio investments	$1,423,641,000	$1,115,809,285
Financing arrangements, loans held for sale/for investment	271,769,429	359,202,980
Due to loan purchasers	415,235	350,884
Accounts payable and accrued expenses	19,685,620	19,485,241
Subordinated debentures	25,000,000	-
Derivative liabilities	838,928	164,816
Other liabilities	376,971	267,034

Total liabilities	1,741,727,183	1,495,280,240

COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY :
Common stock, $0.01 par value, 400,000,000 shares authorized 18,114,445 shares issued and 17,797,375 outstanding at March 31, 2005 and December 31, 2004	180,621	180,621
Additional paid-in capital	115,485,603	119,045,450
Accumulated other comprehensive (loss) income	(1,008,045)	256,148

Total stockholders' equity	114,658,179	119,482,219

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,856,385,362	$1,614,762,459

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

SELECTED SEGMENT REPORTING

(unaudited)
	Mortgage Portfolio Management Segment	Mortgage Lending Segment	Total
Total revenue	$14,900,736	$9,027,675	$23,928,411
Total expense	10,599,341	13,366,630	23,965,971

Net income (loss)	$4,301,395	$(4,338,955)	$(37,560)

Basic and diluted income per share	$0.24	$(0.24)	$0.00
Total assets	$1,619,934,271	$236,451,091	$1,856,385,362
Total equity	$$105,964,803	$8,693,376	$114,658,179